UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2018

DELTA AIR LINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-05424	58-0218548
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 20706, Atlanta, Georgia 30320-6001

(Address of principal executive offices)

Registrant’s telephone number, including area code: (404) 715-2600

Registrant’s Web site address: www.delta.com

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

☐  Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On May 3, 2018, the New York Transportation Development Corporation (“NYTDC”) issued its Special Facilities Revenue Bonds, Series 2018 (Delta Air Lines, Inc. – LaGuardia Airport Terminals C&D Redevelopment Project), in the aggregate principal amount of $1,383,495,000 (the “2018 Bonds”). NYTDC loaned the proceeds from the 2018 Bonds to Delta Air Lines, Inc. (“Delta” or “we” or “us”) to finance a portion of the costs of a construction project that we are undertaking at LaGuardia Airport in Queens, New York to demolish existing terminals and design and construct new terminal facilities (the “Facilities”) and to pay certain costs related to issuance of the 2018 Bonds.

We are required to pay debt service on the 2018 Bonds through payments under loan agreements with NYTDC and we have guaranteed the 2018 Bonds. Our obligations under the guaranty, the loan agreements and the related notes are secured by mortgages (the “Leasehold Mortgages”) on our lease of the Facilities and related property (the “Lease”) from the Port Authority of New York and New Jersey (“PANYNJ”).

The 2018 Bonds were issued as serial bonds maturing annually in varying amounts from 2022 through 2034 and as term bonds maturing in 2036 as follows:

Series 2018 Serial Bonds
Maturity Dates	Amount	Initial Long-Term Interest Rate	Yield
January 1, 2022	$56,255,000	5.000%	2.690%
January 1, 2023	$60,310,000	5.000%	2.850%
January 1, 2024	$64,580,000	5.000%	2.990%
January 1, 2025	$69,075,000	5.000%	3.110%
January 1, 2026	$73,810,000	5.000%	3.240%
January 1, 2027	$78,795,000	5.000%	3.320%
January 1, 2028	$84,035,000	5.000%	3.380%
January 1, 2029	$89,555,000	5.000%	3.430%	(1)
January 1, 2030	$95,365,000	5.000%	3.480%	(1)
January 1, 2031	$101,480,000	5.000%	3.530%	(1)
January 1, 2032	$107,910,000	5.000%	3.580%	(1)
January 1, 2033	$114,680,000	5.000%	3.620%	(1)
January 1, 2034	$121,800,000	5.000%	3.660%	(1)

(1) Yield to the optional par call date of January 1, 2028.

Series 2018 Term Bonds
Maturity Dates	Amount	Initial Long-Term Interest Rate	Yield(1)
January 1, 2036	$140,845,000	5.000%	3.730%
January 1, 2036	$125,000,000	4.000%	4.080%

(1) Yield to the optional par call date of January 1, 2028.

Interest will be payable by us on January 1, 2019 and on each July 1 and January 1 thereafter.

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The 2018 Bonds maturing after January 1, 2028 are subject to optional redemption in whole or in part on any date on or after January 1, 2028 at a price equal to the unpaid principal amount of the bonds to be redeemed, plus accrued but unpaid interest. In addition, the 2018 Bonds are subject to optional redemption at a price equal to the unpaid principal amount of the bonds to be redeemed, plus accrued but unpaid interest, if a failure to redeem the bonds (or a portion thereof) may adversely affect the exclusion of interest from the gross income of the holders and redemption would permit continuance of such exclusion.

The 2018 Bonds will be subject to mandatory redemption at a price equal to the unpaid principal amount of the bonds to be redeemed, plus accrued but unpaid interest, (i) to the extent PANYNJ pays unamortized capital investment attributable to lessee debt under the lease, (ii) if PANYNJ pays the lessee debt under the lease after a default by us under the lease, (iii) to the extent we make any payment in connection with certain releases of the premises pursuant to the Leasehold Mortgages, or (iv) in certain circumstances, if interest on the 2018 Bonds is determined to be taxable as a result of our breach of an applicable representation, warranty or covenant. The 2018 Bonds maturing on January 1, 2036 are subject to mandatory sinking fund redemption on specified dates.

On or after January 1, 2028, the 2018 Bonds maturing after January 1, 2028 may be subject to mandatory tender for purchase, in whole or in part, at our option.

Amounts payable with respect to the 2018 Bonds can be accelerated upon the occurrence of certain events of default, including failure to pay principal and interest when due and the occurrence of certain bankruptcy events with respect to us.

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SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA AIR LINES, INC.

By: /s/ Paul A. Jacobson
Date: May 3, 2018	Paul A. Jacobson Executive Vice President and Chief Financial Officer

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